Exhibit 99.1

PRESS RELEASE - For Immediate Release
3/13/06

Contact:    A. David Evans, President
            Minden Building & Loan
            318-377-0523


MINDEN BUILDING & LOAN BREAKS GROUND FOR A NEW BANK

Minden, LA -- Construction has begun for an additional bank for Minden Building & Loan Association on their new property on Homer Road in Minden. The new location, 100 MBL Bank Drive, will serve as the main bank, while the present location at 415 Main Street will become a full service branch.

For approximately one year, the bank has been preparing the property site for new construction. In that time, they have added a new street, which joins Homer Road to Patrick Street, and some property has been sold for additional development. Pinnacle Realty Group purchased the property east of the new MBL Bank Drive, and will open a Movie Gallery video store. Currently, space is still available in the 13-acre tract and Minden Building & Loan welcomes all calls for more information. Please call 377-0523 and ask for David Evans.

Minden Building & Loan Association hired the architectural firm New Ground Group of St. Louis, Missouri which specializes in the design of financial buildings. Architect Andrew Erd prepared a design that fit the bank's desire to continue their goal to be the premier community bank in Minden.

"We are very excited about what the architects have put together for us," said MBL president A. David Evans. "The design will bring the most current, convenient, and comfortable approach to local banking in Minden. It has been designed with our customers in mind!"

Local contractor, McInnis Brothers Construction, Inc. will build the new bank. George McInnis and Richard Harris will lead the project.

 "We are pleased to be working with Minden Building & Loan on this development," explained McInnis. "We look forward to being a part of what will be an outstanding addition to Minden's banking community."

The project also involves civil engineer and project manager Randal Smoak of Cothren, Graff, Smoak Engineering, Inc. of Shreveport, Louisiana. Smoak agrees that the new structure will prove to be unique, professional and prominent.

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"It's always satisfying to work on a project as this," he said. "With an excellent design and skilled builders, the project should run smoothly."

Evans agrees. "I am confident in the team our Board of Directors has put together to build this new bank," he explained. "We've hired an outstanding architectural firm that specializes in our industry, one of the best builders in the country, and a proven project manager and engineer. We're looking forward to the end result."

Minden Building & Loan expects completion, weather permitting, at the end of 2006. The groundbreaking ceremony will be held on Tuesday, March 14th at 1:30 PM at the construction site.

Minden Building and Loan is a wholly owned subsidiary of Minden Bancorp, Inc., the only publicly traded community bank with its headquarters located in Webster Parish Louisiana. Minden Bancorp, Inc. is traded under the symbol "MDNB"on the Over the Counter Bulletin Board (OTCBB).

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